Exhibit 99.2

Cassava Sciences Announces Significant Program Progress and Expected Key Milestones in 2021 for Its Clinical Program in Alzheimer’s Disease

AUSTIN, TX – February 8, 2021 – Cassava Sciences, Inc. (Nasdaq: SAVA), a clinical-stage biotechnology company developing product candidates for Alzheimer’s disease, today announced significant program progress and expected milestones for 2021.

“We started 2021 with tremendous momentum, led by results of a 6-month interim analysis from an open-label study of simufilam, our drug candidate for Alzheimer’s disease,” said Remi Barbier, President & CEO. “I believe the rest of the year may be equally exciting.”

Cassava Sciences’ strategic focus for 2021 is to advance simufilam in a Phase 3 clinical program in Alzheimer’s disease, to expand drug manufacturing capabilities in support of the clinical program, and to continue to lead the Company to deliver the full potential of its product portfolio.

Cassava Sciences’ 2021 Scientific and Clinical Outlook

Cassava Sciences’ product portfolio includes a small molecule drug for the treatment of Alzheimer’s disease, called simufilam, and an investigational blood-based diagnostic to detect and monitor the progression of Alzheimer’s disease, called SavaDx.

Expected progress and key milestones in 2021 across Cassava Sciences’ product portfolio are summarized below.

Cassava Sciences, Inc.

February 8, 2021

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Based on recent positive clinical results and inbound demand from clinical sites, patients, and their caregivers, Cassava Sciences plans to expand the size of the ongoing open-label study of simufilam. The target enrollment will be increased by up to 50 additional patients with mild-to-moderate Alzheimer’s disease, for a total target enrollment of up to 150 patients.

•	Cassava Sciences has enrolled approximately 80 patients in the open-label study to date. To accommodate increased enrollment, the Company plans to open new clinical sites across the U.S. and Canada.

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Cassava Sciences expects to announce results of a second interim analysis of the ongoing open-label study when approximately 50 patients complete 12 months of drug treatment. This second interim analysis is expected to include clinical data around long-term safety,  cognition and Alzheimer’s-related behavior.

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Cassava Sciences plans to initiate a 6-month,  double-blind, randomized, placebo-controlled study in patients with Alzheimer’s disease who complete at least one year of open-label treatment with simufilam. This is a Cognition Maintenance Study (CMS), in which patients who complete one year of open-label treatment will subsequently be randomized (1:1) to simufilam or placebo for six months. The CMS is designed to compare simufilam’s effects on cognition and behavior in patients who continue with drug treatment versus those who discontinue drug treatment. For ethical and other reasons, patients who successfully complete the six-month CMS will have the option to receive open-label simufilam.

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Cassava Sciences’ clinical and regulatory strategy for simufilam is progressing as planned. In January 2021, the Company concluded a successful End-of-phase 2 (EOP2) meeting with the U.S Food and Drug Administration (FDA). The purpose of the EOP2 was to gain general agreement around a Phase 3 program to treat Alzheimer’s disease dementia.

Cassava Sciences, Inc.

February 8, 2021

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As a result of the EOP2 meeting,  Cassava Sciences believes its clinical program for simufilam is green-lighted to commence a large, Phase 3 clinical program in patients with Alzheimer’s disease, pending official FDA meeting minutes of the EOP2 meeting.

•	Cassava Sciences plans to initiate a Phase 3 program of simufilam in Alzheimer’s disease in the second half of 2021.

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Cassava Sciences’ Phase 3 program for simufilam consists of two large, double-blind, randomized, placebo-controlled studies of simufilam in patients with mild-to-moderate Alzheimer’s disease dementia.  The Company expects to announce details of its Phase 3 program in Q1 2021, pending official FDA meeting minutes of the EOP2 meeting.

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Cassava Sciences’ first Phase 3 study will evaluate disease-modifying effects in Alzheimer’s disease patients over 18 months. The goal of this study is to show a slower rate of decline in cognition and daily function in patients treated with simufilam, compared to patients treated with placebo.

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Cassava Sciences’ second Phase 3 study will evaluate symptomatic improvement in Alzheimer’s disease patients over 6 months. The goal of this study is to show improvement in cognition and daily function in patients treated with simufilam, compared to patients treated with placebo.

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Cassava Sciences believes its manufacturing strategy is on-track to ensure sufficient drug supply for a Phase 3 program, including both drug substance (i.e., active ingredient) and drug product (i.e., oral tablets).

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Cassava Sciences expects to conclude a long-term, commercial drug supply agreement for simufilam with a contract manufacturing organization. The goal is to ensure the integrity of the drug supply chain on a worldwide basis, in compliance with FDA standards.

Cassava Sciences, Inc.

February 8, 2021

•	Cassava Sciences expects to initiate a validation study with SavaDx, its investigational diagnostic for the detection of Alzheimer’s disease.

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Cassava Sciences is in discussions with scientific and clinical advisors about potentially expanding therapeutic indications for simufilam outside of Alzheimer’s disease, but still within neurodegenerative conditions.

Other Expected Milestones and Announcements for 2021

•	Cassava Sciences expects to announce publication of Phase 2b results in a peer-reviewed technical journal.

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Net cash use for full-year 2021 is expected to be in the range of $20 to $25 million, depending on enrollment rates in its clinical programs and other factors. On December 31, 2020, unaudited cash and cash equivalents were approximately $93 million.

Slide Deck

A copy of Cassava Sciences’ latest corporate presentation is available on its website https://www.CassavaSciences.com,  under the Investors/Presentations page.

About Alzheimer's Disease

Alzheimer’s disease is a progressive brain disorder that destroys memory and thinking skills. Currently, there are no drug therapies to halt Alzheimer’s disease, much less reverse its course. In the U.S. alone, approximately 5.8 million people are currently living with Alzheimer’s disease, and approximately 487,000 people age 65 or older developed Alzheimer’s in 2019.1 The number of people living with Alzheimer’s disease is expected to grow dramatically in the years ahead, resulting in a growing social and economic burden.2

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1,2 Source: Alzheimer’s Association. Disease Facts and Figures.  https://www.alz.org/media/documents/alzheimers-facts-and-figures-2019-r.pdf

Cassava Sciences, Inc.

February 8, 2021

About Simufilam

Simufilam is a proprietary, small molecule (oral) drug that restores the normal shape and function of altered filamin A (FLNA), a scaffolding protein, in the brain. Altered FLNA in the brain disrupts the normal function of neurons, leading to Alzheimer’s pathology, neurodegeneration and neuroinflammation. The underlying science for simufilam is published in peer-reviewed journals, including Journal of Neuroscience,  Neurobiology of Aging,  Journal of Biological Chemistry, Neuroimmunology and Neuroinflammation and Journal of Prevention of Alzheimer’s Disease.

Cassava Sciences is also developing an investigational diagnostic, called SavaDx, to detect Alzheimer’s disease with a simple blood test.

Simufilam and SavaDx were both developed in-house. Both product candidates are substantially funded by peer-review research grant awards from the National Institutes of Health (NIH). Cassava Sciences owns worldwide development and commercial rights to its research programs in Alzheimer’s disease, and related technologies, without royalty obligations to any third party.

About Cassava Sciences, Inc.

Cassava Sciences’ mission is to discover and develop innovations for chronic, neurodegenerative conditions. Over the past 10 years, Cassava Sciences has combined state-of-the-art technology with new insights in neurobiology to develop novel solutions for Alzheimer’s disease. For more information, please visit: https://www.CassavaSciences.com

For More Information Contact:

Eric Schoen, Chief Financial Officer

eschoen@CassavaSciences.com

(512) 501-2450

Cassava Sciences’ open-label study of simufilam in Alzheimer’s disease is funded by clinical research grant #AG065152 from the National Institutes of Health (NIH/NIA).

The content of this press release is solely the responsibility of Cassava Sciences and does not necessarily represent the official views of the NIH/NIA.

Cassava Sciences, Inc.

February 8, 2021

Cassava Sciences Safe Harbor

This news release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, relating to: our strategy and plans; the treatment of Alzheimer’s disease; the status of current and future clinical studies with simufilam, including the interpretation of an interim analysis of open-label study results; planned enrollment and other changes to the open-label program; our intention to initiate a Phase 3 clinical program with simufilam in 2nd half 2021; results of our EOP2 meeting with FDA and the timing of further announcements; our ability to manufacture drug supply for a Phase 3 program and to enter into a long-term commercial drug supply agreement; the timing of validation studies with SavaDx; our ability to expand therapeutic indications for simufilam outside of Alzheimer’s disease; expected cash use in future periods; plans to publish results of a Phase 2b study in a peer-reviewed journal; verbal commentaries made by our employees; and potential benefits, if any, of the our product candidates. These statements may be identified by words such as “may,” “anticipate,” “believe,” “could,” “expect,” “forecast,” “intend,” “plan,” “possible,” “potential,” and other words and terms of similar meaning. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Our clinical results from earlier-stage clinical trials may not be indicative of full results or results from later-stage or larger scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements or any scientific data we present or publish.

Such statements are based largely on our current expectations and projections about future events. Such statements speak only as of the date of this news release and are subject to a number of risks, uncertainties and assumptions, including, but not limited to, those risks relating to the ability to conduct or complete clinical studies on expected timelines, to demonstrate the specificity, safety, efficacy or potential health benefits of our product candidates, the severity and duration of health care precautions given the COVID-19 pandemic, any unanticipated impacts of the pandemic on our business operations, and including those described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and future reports to be filed with the SEC. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from expectations in any forward-looking statement. In light of these risks, uncertainties and assumptions, the forward-looking statements and events discussed in this news release are inherently uncertain and may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, we disclaim any intention or responsibility for updating or revising any forward-looking statements contained in this news release. For further information regarding these and other risks related to our business, investors should consult our filings with the SEC, which are available on the SEC's website at www.sec.gov.

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